Exhibit 99.82

                             [GRAPHIC OMITTED] NVB
                              North Valley Bancorp

North Valley Bancorp Declares Cash Dividend

         May 26, 2005 - REDDING, CA.--(MARKETWIRE) - The Board of Directors of North Valley Bancorp (Nasdaq: NOVB), has declared a cash dividend of $0.10 (ten cents) per common share. The dividend is payable on July 1, 2005 to holders of record at the close of business on June 15, 2005.

         North Valley Bancorp is a multi-bank holding company headquartered in Redding, California. North Valley Bank ("NVB") operates twenty commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino and Trinity Counties in Northern California including two in-store supermarket branches and two Business Banking Centers. NVB Business Bank operates five commercial banking offices in Yolo, Solano, Sonoma, Placer and Mendocino Counties in Northern California. North Valley Bancorp, through its subsidiary banks, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, North Valley Bank engages in a full complement of lending activities including consumer, commercial and real estate loans, with particular emphasis on short and medium term loans and installment loans through the Dealer Finance Division. NVB has SBA Preferred Lender status and provides investment services to its customers through an affiliated relationship. Visit the Company's website address at www.novb.com.




For further information contact:
Michael J. Cushman                             Edward J. Czajka
President & Chief Executive Officer            Executive Vice President & Chief
(530) 226-2900    Fax: (530) 221-4877            Financial Officer